Exhibit 99.1

  CardioDynamics Announces Two Significant Studies at the Eighth Annual Heart
                       Failure Society of America Meeting

           SAN DIEGO--(BUSINESS WIRE)--Sept. 15, 2004--

     Finalized ED-IMPACT Study Demonstrated 39% Treatment and 12%
          Diagnosis Changes in Emergency Department Patients

           CardioDynamics (Nasdaq:CDIC), the innovator and leader of Impedance Cardiography (ICG) technology and manufacturer of BioZ(R) noninvasive cardiac monitoring systems, today announced the presentation of two ICG clinical studies at the Eighth Annual Heart Failure Society of America (HFSA) Scientific Meeting in Toronto,
Canada.
           Updated data from the ED-IMPACT (Emergent Dyspnea Impedance Cardiography-aided Assessment Changes Therapy) study were presented by Frank Peacock, M.D., Director of Clinical Operations, Emergency Department at the Cleveland Clinic. The study, conducted at the University of Mississippi in Jackson, Miss., and Cleveland Clinic, Cleveland, was designed to investigate the BioZ's impact on diagnosis and treatment of patients who have dyspnea (shortness of breath) in the emergency department. The previously announced initial results from the first 55 subjects revealed that the addition of BioZ data caused a 5% change in diagnosis and 24% change in treatment plan by the emergency room physician. The updated results from the full study of 89 patients demonstrated higher rate of change of diagnosis, 12%, and treatment, 39%, indicating an even greater effect by ICG than previously thought.
           "Given the high morbidity and mortality rates and high cost of re-admissions, there is an urgent need for emergency departments to examine new strategies for treatment of older patients with shortness of breath," commented Dr. Peacock, lead investigator of the study. "In this study, the provision of ICG data to treating physicians changed the course of treatment 39% of the time. In addition to the significant therapeutic contributions of ICG technology, it also is ideal for emergency departments because ICG is a rapid and reliable tool to help differentiate heart failure from other conditions associated with shortness of breath."
           Clyde W. Yancy, M.D., Medical Director, Congestive Heart Failure/Transplant Program at the University of Texas Southwestern Medical Center at Dallas, presented data from 52 patients demonstrating BioZ systolic time ratio (STR) parameter's ability to differentiate which heart failure patients have the poorest heart function, as measured by ejection fraction via traditional echocardiography or nuclear ventriculography. Ejection fraction is one of the most common diagnostic measurements taken in heart failure patients, and is defined as the percentage of blood the heart is able to pump from its left ventricle in each beat. The STR parameter showed an overall accuracy of 90% in determining whether ejection fraction is high or low. The finding is significant because echocardiography and nuclear camera testing are time-consuming, costly, and often limited in use by Medicare and private insurance carriers.
           Dr. Yancy stated, "Echocardiography or radionuclide ventriculography are extremely important, but not practical or cost-effective methods to guide frequent management decisions. This may be especially pertinent in the titration of evidence-based treatment strategies for heart failure. Impedance cardiography is a more readily accessible and less costly noninvasive method for more frequent diagnostic assessment of heart failure patients and when added to standard clinical parameters can greatly aid in the assessment of patients with heart failure."
           "These are impressive study results from leading medical researchers in the country," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "The research community continues to highlight ICG's impact on physicians' diagnosis and treatment. We remain committed to partnering with the medical community to significantly improve outcomes for the millions with heart failure and other forms of cardiovascular disease."

           About CardioDynamics:

           CardioDynamics (Nasdaq:CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company's BioZ Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, please refer to the company's Web site at www.cdic.com.

           Forward-Looking (Safe Harbor) Statement:

           Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.


    CONTACT: CardioDynamics
             Investor Relations
             Bonnie Ortega, 888-522-2342, ext. 1005
             bortega@cardiodynamics.com
                 or
             Media Relations
             Irene Paigah, 888-522-2342, ext. 1012
             ipaigah@cardiodynamics.com